SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive  Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    Jerry L. Ruyan, William P. Hales, Thomas A. Donelan, Christopher P. Hendy
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(14) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                            Hemagen Diagnostics, Inc.
                                40 Bear Hill Road
                          Waltham, Massachusetts 02451

Dear Hemagen Diagnostics, Inc. Stockholders:

     Through the attached Consent Statement, we are providing you with an opportunity to replace four of Hemagen's Board of Directors with our nominees and to approve certain other proposals which are described in the attached Consent Statement. All Hemagen stockholders are being asked to express their consent to the proposals by marking, signing and dating the enclosed WHITE consent card and returning it in the enclosed, postage-paid envelope, to our solicitor, Beacon Hill Partners as set forth in the Consent Statement.

     Our purpose is to adopt structural and management changes which we believe will make Hemagen more responsive to stockholders by increasing its profitability and thereby increasing stockholder value. Please read the following material.

          Our Company and its Stock Price Can Be Substantially Improved

     Hemagen went public in February 1993 at a price of $5 per share. While Hemagen's stock price has declined by approximately 80% since that time, the S&P 500 has returned 294% and the Russell 2000 Index has returned 197%.

     We think Hemagen's current Board of Directors has failed to provide the full-time professional management that is necessary in order to realize the potential of Hemagen.

     For example, as you may be aware, since Hemagen went public, it has been managed by the same family group. The President and CEO's full-time position is as Professor and Chairman of the Biochemistry Department and Associate Dean for Graduate Affairs at the Boston University School of Medicine, which means he is not able to devote 100% of his time, effort and attention to the company's affairs.

     Our nominees intend to restructure Hemagen's management with the goal of improving its performance. If elected, the new directors intend to focus on more profitable sales and a reduction in expenses. If these goals are successfully implemented, we believe the company and the stock price will benefit accordingly.

                  We Can Only Implement Our Plan with Your Help

     In order to bring about progress in the company and to provide for the proper management of its business, we want to replace Carl Franzblau, Lawrence Gilbert, Charles W. Smith and Paul N. Fruitt with Jerry L. Ruyan, William P. Hales, Christopher P. Hendy and Thomas A. Donelan. Information about these new nominees is contained in the accompanying Consent Solicitation. Although, in effect, we intend to replace only four of the six members of the Hemagen Board of Directors, we must remove all six directors and then re-elect a slate of six in order that all directors will serve for one-year terms. When we refer to the "nominees" in this consent statement, we are referring to all six of the nominees we have presented for election.

                   We Believe We Can Deliver Stockholder Value

     Our four new director nominees have strong backgrounds, both in the diagnostics industry and in a wide variety of businesses. We believe that we will bring about an increase in the value of your investment in Hemagen. Members of our group include Jerry L. Ruyan, a founder, director and former CEO of Meridian Diagnostics, Inc. (KITS on the Nasdaq National Market), who has spent almost twenty-five years in the diagnostics industry. Mr. Ruyan and his associates started with five hundred dollars in a basement in 1976 and grew
Meridian Diagnostics, Inc. into a $50,000,000 business with a market capitalization in 1996, when Mr. Ruyan resigned to pursue other investment/business opportunities, of over $140,000,000. Mr. Ruyan would become the Company's new Chairman and Co-CEO. William P. Hales, an investment banker and CPA, has substantial experience in the capital and equity markets. Mr. Hales has spent six years in public accounting with Ernst & Young and Coopers & Lybrand advising clients on both audit and management consulting issues. Mr. Hales has spent the last seven years in the investment banking field and is well able to make decisions to improve profitability and create value for all shareholders. Christopher P. Hendy and Thomas A. Donelan both have impressive credentials in the commercial banking industry with Marine Midland Bank and Fifth Third Bank working with troubled companies. A biographical sketch of each of our Nominees is included in the Consent Solicitation for your review.

     We are asking each stockholder to vote to support us in this endeavor. Further, in consideration or our efforts, we are asking for a commitment from Hemagen stockholders by agreeing to grant us an "out-of-the-money" option for 15% of the fully-diluted outstanding shares of Hemagen common stock. The number of "fully-diluted" shares includes outstanding options and warrants to purchase Hemagen common stock. This option will be exercisable above the market (as set forth in the Consent Statement) and will serve to align our objectives with those of all stockholders, namely to create as much stock price appreciation as possible-which will benefit all stockholders. We will not profit from these stock options unless and until Hemagen's common stock price exceeds $__ per share.

     We urge you to take advantage of this opportunity to make these much-needed changes for the betterment of Hemagen. If we fail in this effort, there may not be another opportunity.

     Please note that although our proposals are stated separately as required by SEC rules, they are integrated in that none of them will be adopted unless all are approved.

     Please sign and return your consent cards today. Call us if you have questions or suggestions.

                                             Sincerely,



                                             WILLIAM P. HALES
                                             (212) 757-9682



                                             JERRY L. RUYAN
                                             THOMAS A. DONELAN
                                             CHRISTOPHER P. HENDY
                                             (800) 205-0407

                            Our Consent Solicitation

     We are furnishing this Consent Solicitation Statement and form of written consent in connection with our solicitation of written consents from the holders of common stock of Hemagen Diagnostics, Inc. to take the following actions, in the order set forth below, in place of a meeting of Hemagen's stockholders, as authorized by Delaware law:

1. Amend Article III, Section 1 of the Bylaws to eliminate the classified Board of Directors;

2. Remove Hemagen's Board of Directors and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective date of this stockholder action in addition to or in lieu of any of such current members to fill any newly created directorship or vacancy on the Board of Directors, or otherwise;

3. Amend Article III, Section 2 of the Bylaws to permit Hemagen's stockholders to fill vacancies on the Board of Directors;

4. Elect our nominees, Jerry L. Ruyan, William P. Hales, Thomas A. Donelan, Christopher P. Hendy, Dr. Ricardo M.de Oliveira and Dr. Alan S. Cohen as directors of Hemagen to fill the newly created vacancies on the Board of Directors and to serve until their respective successors are duly elected and qualified;

5. Repeal any Bylaws adopted by the Board of Directors since February 4, 1993 and prior to the effective date of this stockholder action other than the Bylaws adopted by this Consent; and

6. Approve the grant of options to purchase 7.5% of the outstanding fully-diluted shares of Hemagen common stock at $____ per share to William
     P. Hales and 7.5% of the outstanding fully-diluted of Hemagen common stock at $____ per share to Redwood Holdings Inc.

     The sole shareholder of Redwood Holdings Inc. is an employee stock ownership plan whose principal participants are Jerry L. Ruyan, Thomas A. Donelan and Christopher P. Hendy, each of whom is a nominee for director under this consent solicitation.

     Stockholders of Hemagen are being asked to express their consent to the proposals by marking, signing and dating the enclosed WHITE consent card and returning it in the enclosed, postage-paid envelope to our solicitor, Beacon Hill Partners, in accordance with the instructions set forth below.

     We recommend that you consent to each of the proposals. Our delivery of consents to Hemagen is conditioned on the receipt of approval of all of the proposals. Consequently, if all of the proposals are not approved, none of the proposals will be enacted even though sufficient consents may have been received to approve a particular proposal.

     This Consent Statement and the enclosed WHITE consent card are first being furnished to Hemagen's stockholders on or about ____________, 1999.

                                Consent Procedure

What   Provisions  of  Law  Govern  Hemagen  in  Connection   with  the  Consent
Solicitation?

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, the actions proposed in this Consent Statement may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the actions so taken, are signed by the holders of a majority of the outstanding Hemagen common stock as of the record date, and such consents are delivered to Hemagen's headquarters. Acceptable methods of delivery are outlined in Delaware law.

     Hemagen's Certificate of Incorporation is silent on this matter. The written, unrevoked consents of the holders of a majority of the outstanding shares of common stock approving all of the proposals contained in this Consent Statement as of the record date must be delivered to Hemagen to effect the actions described in this Consent Solicitation. Delaware law further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Delaware law, written consents signed by a sufficient number of holders to take such action are delivered to the corporation.

     As soon as we have received valid and unrevoked consents representing a majority of the outstanding common stock as of the record date evidencing approval of all of our proposals, we will deliver the consents to Hemagen as required by Delaware law. After we make that delivery, stockholders will be unable to revoke a consent.

     We will notify all stockholders who have not consented to the actions at such time as we have been able to secure their effectiveness.

What is the Record Date for the Consent Solicitation?

     June __, 1999. Therefore, a sufficient number of consents must be returned to us by __________, 1999 so that we can deliver the consents to Hemagen within the 60-day period required under Delaware law.

     Under Delaware law, the Board of Directors of Hemagen may fix the record date for an action by written consent. Under these circumstances, the record date may precede the date of the Board's action in setting the record date and may not be later than ten days following the Board's action. The Board of Directors of Hemagen has not, however, fixed a record date for the consent solicitation. Therefore, as provided in Delaware law, the record date of June __, 1999 is the date that we delivered a signed consent to Hemagen setting forth votes in favor of all of the proposals.

How Many Shares Must be Voted in Favor of the Proposals to Effect Them?

     Consents may only be executed by stockholders of record at the close of business on the Record Date. As of March 31, 1999, Hemagen had outstanding 7,751,890 shares of Common Stock. Based on its review of publicly available information, we are not aware of any material change since March 31, 1999 in the number of outstanding shares of Common Stock. Each share of Common Stock entitles the record holder thereof to cast one vote. Hemagen's Certificate of Incorporation and Bylaws do not provide for cumulative voting.

     The number of votes necessary to effect the proposals is __________. We intend to execute consents for the ______ shares of Common Stock we own in favor of all of the proposals. Accordingly, based on the information known to us, written consents by holders representing an additional _______ shares of Common Stock, or __% of the shares not owned by us, will be required to adopt and approve each of the proposals.

     Since we must receive consents from a majority of Hemagen's outstanding shares in order for the proposals to be adopted, abstentions, failures to vote, broker non-votes or directions to withhold authority to vote on the WHITE consent card will have the same effect as a "no" vote with respect to our solicitation.

     Our delivery of consents to Hemagen is conditioned on the receipt of approval of all of the proposals. Consequently, if all of the proposals are not approved, none of the proposals will be enacted even though sufficient consents may have been received to approve a particular proposal.

     If you are in favor of the actions we are proposing, you must send us a written consent. If we do not receive a consent from you, it will be the same as a "no" vote. We, therefore, urge you to mark, sign, date and return the enclosed consent as soon as possible.

What Must I do to Consent?

1. If your shares of Hemagen Common Stock are held in your own name, please sign, date and return the enclosed WHITE consent card today in the postage-paid envelope provided.

2. If your shares of Hemagen Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares. They will do so only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and instruct him or her to vote a WHITE consent card on your behalf today.

How Do I Complete the Consent Card?

     You may elect to consent to, withhold consent or abstain with respect to each Proposal by marking the "Consent," "Consent Withheld" or "Abstain" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     If the stockholder who has executed and returned the consent card has failed to check a box marked "Consent," "Consent Withheld" or "Abstain" for any or all of the proposals, such stockholder consent card will be treated as a consent to such proposal or proposals.

     Your consent is important. Please mark, sign and date the enclosed WHITE consent card and return it in the enclosed postage-paid envelope promptly. Failure to return your consent will have the same effect as voting against the proposals.

     If you have any questions or require any assistance in executing or delivering your consent, please call our solicitors:

                           Beacon Hill Partners, Inc.
                           90 Broad Street, 20th Floor
                            New York, New York 10004
                                 (XXX) XXX-XXXX

Can I Revoke My Consent?

     You can revoke your consent at any time before its exercise by submitting a written, dated revocation of such consent or a later dated consent covering the same shares. Your revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. You must execute and deliver your revocation before the time that the action authorized by the executed consent is taken. You may deliver the revocation to Beacon Hill Partners at the address set forth above.

                                  The Proposals

     This solicitation statement and the accompanying form of written consent are first being furnished on or about _________, 1999, in connection with our solicitation from the holders of shares of Common Stock of written consents to take the following actions without a stockholders meeting, as permitted by Delaware law:

1. The Classified Board Proposal. Amend the Bylaws to eliminate the classified Board of Directors:

          "RESOLVED, that the stockholders hereby amend Article III, Section 1 of the Bylaws by deleting the fourth and fifth sentences thereof." This proposal would result in the elimination of the classified Board of Directors of Hemagen.

     2. The Director Removal Proposal. Remove existing directors from the Board of Directors:

          "RESOLVED, that each current member of the Board of Directors of Hemagen, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of Hemagen prior to the effective date of this resolution in addition to or in lieu of any of such current members to fill any newly created directorship or vacancy on the Board of Directors of Hemagen, or otherwise, is hereby removed and the office of each member of the Board of Directors is hereby declared vacant."

     Delaware law provides that, if the Board of Directors is not classified, directors of Hemagen may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. This proposal would remove all of the current directors so that the Nominees, if elected, would constitute the six members of the Board of Directors.

     3. The Director Vacancy Proposal. Amend the Bylaws to permit stockholders to fill vacancies on the Board of Directors:

               "RESOLVED, that the stockholders hereby amend Article III of the Bylaws by deleting the first sentence of Section 2 and by replacing it with a new first sentence, which shall read as follows:

               'If vacancies occur in the Board of Directors, or if new directorships are created, they may be filled by a majority of directors then in office, although less than a quorum, by a sole remaining director, or by a vote of the stockholders at an annual or special meeting of the stockholders or by written consent in lieu of a meeting of stockholders.'";

     This proposal would amend Section 2 of Article III of the Bylaws to provide that vacancies on the Board of Directors created as a result of the removal of the current directors may be filled by stockholders of Hemagen as well as by the directors. The Bylaws currently provide that vacancies on the Board of Directors may be filled by the directors then in office. No provision is made for the filling of vacancies by stockholders. The proposed Bylaw amendment would grant to stockholders the right to elect the Nominees to fill the vacancies on the Board of Directors created by adoption of the Director Removal Proposal.

     4. The Director Election proposals. Elect the six persons listed below to fill the newly vacant directorships:

               "RESOLVED, that the following persons are hereby elected as directors of the Company to fill the newly created vacancies on the Board of Directors, and to serve until their successors are elected and qualified: Jerry L. Ruyan, William P. Hales, Thomas
               A. Donelan, Christopher P. Hendy, Dr. Ricardo M.de Oliveira and Dr. Alan S. Cohen."

     We seek to replace four of the current Directors with our Nominees. Our primary purpose in seeking to elect the Nominees to the Board of Directors is to adopt structural and management changes which we believe will make Hemagen more responsive to shareholders and increase stockholder value. If elected, the Nominees would be responsible for managing the business and affairs of Hemagen. Dr. de Oliveira and Dr. Cohen are currently directors of Hemagen. However, in order that all directors of Hemagen will serve one-year terms instead of, in the case of Dr. de Oliveira and Dr. Cohen, completing their existing term as directors of Hemagen , we must remove all of the Directors and reelect Dr. de Oliveira and Dr. Cohen.

     Our Nominees understand that, as directors of Hemagen, each of them has an obligation under Delaware law to the most scrupulous observance of his duty of care and duty of loyalty, which requires an undivided and unselfish loyalty to Hemagen and demands that there be no conflict between duty and self interest. Each of our Nominees has undertaken personally, if elected, to be bound by and discharge his duty of care and duty of loyalty to Hemagen and has agreed to perform his duties in good faith, in a manner that he reasonably believes to be in the best interests of Hemagen and all of its stockholders.

     The following sets forth information about the Nominees:

     Jerry L. Ruyan, age 53, 9468 Montgomery Road, Cincinnati, Ohio 45242. Prior to becoming a founder of Redwood in 1995, Mr. Ruyan was president and chief executive officer of Meridian Diagnostics, Inc., a publicly traded company that develops diagnostic test products for the global medical industry. As a founder of Meridian, he is intimately familiar with developing growth for a company from start-up to identifying market potential, nurturing product development, operating successful organizations and accessing public markets. He guided Meridian through each stage to create a thriving, and still growing, public company. Mr. Ruyan has been an active, successful investor in other companies in need of private equity infusions and management support. He serves on the boards of the following public companies: Meridian Diagnostics, Inc., Meritage Hospitality Group Inc. and Cafe Odyssey Inc. and is on the boards of several private companies such as The Last Best Place Catalog Company and Schonstedt Instrument Company. Mr. Ruyan is a trustee for Ashland University. Mr. Ruyan received a B.S. degree in Biology from Ashland University and a Master's degree in Microbiology from The Ohio State University.

     William P. Hales, age 31, 408 West 57th Street, 4A, New York, New York 10019, is a certified public accountant and has been a Senior Investment Advisor with Jesup & Lamont Securities corporation, an investment banking and brokerage firm, since May, 1997. Mr. Hales has substantial experience in the capital and equity markets, in financing public and private companies and managing investments in public companies. Mr. Hales received his B.A. in Accounting from Pace University. From 1992 to present, Mr. Hales has been a full time money manager with several investment banking firms including D. Blech & Co., from March 1994 to September 1994, Josephthal, Lyon & Ross, from September 1994 to July 1996, and The Thornwater Company, L.P., from July 1996 to May 1997. From 1988 to 1992, Mr. Hales was a practicing CPA with Coopers & Lybrand in New York City. From 1985 to 1988, Mr. Hales was a practicing CPA with Ernst & Young in New York City. While in public accounting, Mr. Hales served numerous clients in varied industries including banking, manufacturing and financial institutions both in an audit and consulting capacity.

     Thomas A. Donelan, age 43, 9468 Montgomery Road, Cincinnati, Ohio 45242, has extensive experience consulting with corporate clients. A twenty-year veteran of the banking industry, he has expertise in business analysis, loan organization, equity portfolio management and structuring financing packages for merger and acquisition transactions. These skills are valuable in determining investment opportunities, supporting corporate management in achieving their business objectives and managing a portfolio of fund investments. Prior to becoming a founder of Redwood Venture Group in 1995, Mr. Donelan spent twenty years in the Fifth Third organization and was vice president, commercial lending. He has also served as a board member for Blue Chip Venture Fund in Cincinnati and Alpha Capital Venture Fund in Chicago. He serves on the boards of Meritage Hospitality Group, Inc., a public company; Schonstedt Instrument Company and The Avon Workshop Inc, private companies; and St. Joseph Orphanage, a charitable organization. Mr. Donelan earned a B.S. degree in Political Science from Northern Kentucky University and a J.D. from Chase College of Law.

     Christopher P. Hendy, age 41, 9468 Montgomery Road, Cincinnati, Ohio 45242, has over __ years of experience providing capital to help privately held companies attain their financial goals. Prior to joining Redwood Venture Group, Inc. in August of 1996, Mr. Hendy spent the preceding five years in the Asset Based Lending department of Fifth Third Bank. As vice president and manager of the department, Mr. Hendy increased portfolio outstandings by 47% to over $330,000,000. Prior to that, Mr. Hendy was with Marine Midland Bank where he rose through positions of increasing responsibility to regional manager-vice president. Mr. Hendy serves on the Boards of two private companies--Schonstedt Instrument Company and The Avon Workshop Inc. His experience in assessing the prospects and management abilities of small cap companies is a great asset to Redwood. Mr. Hendy received his B.S. degree in Business Administration from Xavier University.

     Alan S. Cohen, M.D., age 72, has served as a Director of the Corporation since its inception. Dr. Cohen has been employed by the Boston University School of Medicine as a Professor of Medicine since 1968 and a Professor of Pharmacology since 1974. Dr. Cohen is Editor-in-Chief of the International Journal of Amyloid. Dr. Cohen served as the Director of the Arthritis Center of Boston University from 1976 to 1994. From 1972 to 1992, Dr. Cohen served as Chief of Medicine of Boston City Hospital. Dr. Cohen is a past president of the American College of Rheumatology. Dr. Cohen received his Bachelor of Arts degree from Harvard College and his M.D. degree from the Boston University School of Medicine.

     Ricardo M. de Oliveira, M.D., age 47, has been the Vice President of Research and Development and a Director of the Corporation since its inception. From 1980 through 1990, Dr. de Oliveira was a Professor at the University of Sao Paulo in Brazil. Dr. de Oliveira is also the Director of Clinical Pathology at the Cancer Hospital of Sao Paulo, Brazil. Dr. de Oliveira received his M.D. degree from the Faculdade de Ciencias Medicas da Santa Casa de Sao Paulo in Brazil.

     Exhibit A sets forth information regarding shares of Hemagen common stock owned of record and beneficially by us and, to our best knowledge, by those participating in this solicitation on our behalf, the Nominees, or any associate or immediate family member of the foregoing persons.

     Except as otherwise set forth in this Consent Statement, no one participating in this solicitation on our behalf, the Nominees, or any associate or immediate family member of any of the foregoing persons is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of Hemagen.

     We have agreed to indemnify each of our Nominees against all liabilities, including liabilities under the federal securities laws, in connection with this consent solicitation and such person's involvement in the operation of Hemagen and to reimburse such Nominee for his out-of-pocket expenses.

     If the proposals are elected, we will request reimbursement from Hemagen for the expenses that we incur in connection with this consent solicitation as more fully described below under "Costs of the Consent Solicitation" on page __.

     5. The Bylaw Repeal Proposal. Repeal any Bylaws adopted by the Board of Directors since February 4, 1993.

          "RESOLVED, that any amendments to the Bylaws adopted by the Board of Directors of Hemagen on or after February 4, 1993 and prior to the effective date of this resolution (other than the Bylaws adopted pursuant to this consent), are hereby rescinded and shall have no further force or effect."

     We also seek the repeal of any Bylaws adopted by the Board of Directors since February 4, 1993 through the date that the proposals are adopted so that the Board of Directors cannot use new Bylaws or Bylaws which have not been disclosed to Hemagen's stockholders to prevent the stockholders from accomplishing the objectives described in this Consent Statement.

     We not aware of any Bylaws that would be repealed by the approval of this proposal. Rules of the Securities and Exchange Commission require that Bylaws and any amendments be filed as exhibits to the reports filed with the SEC. No such filings have been made with respect to Hemagen's Bylaws since their initial filing on February 4, 1993. Approval of this proposal could result in the repeal of Bylaws which may be in the best interests of Hemagen's stockholders, although we believe such a possibility to be unlikely in view of the failure of the Board of Directors to disclose any such Bylaws. If Hemagen has amended the Bylaws and discloses such amendment, we may forward additional solicitation materials to Hemagen's stockholders regarding such actions and seek appropriate remedies.

     Delaware law provides that "the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote. . . ; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. . . . The fact that such power has been so conferred upon the directors. . . shall not divest the stockholders or members of the power, nor limit their power to adopt, amend or repeal bylaws." We believe that such an unequivocal statement makes it clear that the stockholders of Hemagen have the power under Delaware law to repeal Bylaws as provided by this proposal, whether or not the Bylaws so amended or repealed are known to the stockholders. To our knowledge, the Delaware courts have not addressed the validity of a proposal of the form of this proposal. Hemagen's certificate of incorporation confers the power to adopt, amend or repeal the Bylaws on the Board of Directors, and the Bylaws provide for such amendment or repeal by the Board of Directors without a vote of Hemagen's stockholders.

     6. The Stock Option Proposal. Approve the grant of stock options to William P. Hales and Redwood Holdings Inc.

               "RESOLVED, that the Company grant options to purchase 7.5% of the outstanding fully-diluted shares of Hemagen common stock Hemagen common stock at $____ per share to William P. Hales and 7.5% of the outstanding fully-diluted shares of Hemagen common stock of Hemagen common stock at $____ per share to Redwood Holdings Inc., in each case as of the effective date of this resolution, with such further terms and conditions as determined by the Board of Directors."

     Approval of this resolution by the stockholders of Hemagen will not result in the issuance of the option by Hemagen. Under Delaware law, options to purchase shares of common stock must be approved by the Board of Directors. If the proposals set forth in this Consent Statement are approved by Hemagen stockholders, we intend that the Board of Directors of Hemagen will approve the option. We are seeking stockholder approval of the option in advance in order to satisfy requirements of the Nasdaq SmallCap Market.

     The exercise price for the stock option that we have described is $___ which is __% above the average of the closing prices for the Hemagen common stock during the 30 trading day period ending June __, 1999, the date of the public announcement of this consent solicitation. We will not profit from these stock options unless and until Hemagen's stock price exceeds $__ per share. Thereafter, increases in the value of stock underlying our stock options will be shared by all stockholders of Hemagen as Hemagen's stock price increases further.

     As of March 31, 1999 and according to publicly-available information, Hemagen had 7,751,890 shares of common stock outstanding and had 3,894,873 shares underlying outstanding options and warrants to purchase Hemagen common stock. Therefore, if this option were granted effective March 31, 1999, each of Mr. Hales and Redwood Holdings Inc. would receive an option to purchase 873,507 shares of Hemagen common stock at $__ per share. While we are unaware of any material change in the number of outstanding shares, options and warrants of Hemagen since March 31, 1999, the actual number of shares that Mr. Hales and Redwood Holdings Inc. would be able to purchase under their options would be determined as of the effective date of the adoption of the proposals.

     If all of our proposals are approved by the stockholders of Hemagen, we and the other Nominees will work diligently to improve your value in the stake of Hemagen. We are not asking for common stock, free of charge. All we are asking is that we have the opportunity to profit from our labor in consideration of past expenses and services, and future services, to Hemagen.

     Also, please remember that if all of our proposals are not approved, none of our proposals will have any effect. Therefore, unless stockholders advocate change for Hemagen and indicate their desire for change by adopting all of the proposals, we will not receive the option outlined in this proposal even if this particular proposal is approved.

                   Certain Other Information Regarding Hemagen

Stockholder proposals

     Stockholders are referred to Hemagen's 1998 Annual Report and the Proxy Statement for Hemagen's 1999 Annual Meeting of Stockholders for information regarding the compensation and remuneration paid and payable and other information related to Hemagen's officers and directors and for information to the beneficial ownership of Hemagen's securities by officers, directors and beneficial owners of 5% or more of the Common Stock. Hemagen's 1999 Proxy Statement states that the deadline for stockholders to submit proposals to be considered for inclusion in Hemagen's Proxy Statement for the next year's Annual Meeting of Stockholders is expected to be November 25, 1999.

                          Costs of Consent Solicitation

     Written consents may be solicited by mail, advertisement, telephone, facsimile or in person. We have retained Beacon Hill Partners to act as our solicitor in this consent solicitation. Approximately 25 employees of Beacon Hill Partners will engage in the solicitation. We have agreed to pay Beacon Hill Partners a fee of $20,000 plus reasonable out-of-pocket expenses. Beacon Hill Partners has also agreed to provide consulting and analytic services and act as proxy solicitor with respect to banks, brokers, institutional investors and individual stockholders.

     Costs related to the solicitation of consents to the proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, printing, postage, litigation and related expenses and filing fees and are expected to aggregate approximately $_____, of which approximately $30,000 has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the proposals is not readily determinable. Actual expenditures may vary materially from the estimate, however, as many expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the cost of soliciting consents will be borne by us. If the proposals are elected, we will request reimbursement from Hemagen for these expenses.

     Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward our solicitation materials to the beneficial owners of the shares they hold of record, and we will reimburse them for their reasonable out-of-pocket expenses. If your shares are registered in your own name, you may mail or fax both sides of your consent card to us at the address or fax number listed below.

     Your consent is important. No matter how many or how few shares you own, please submit your consent to the proposals contained in this Consent Statement. Our delivery of consents to Hemagen is conditioned on the receipt of approval of all of the proposals. Consequently, if all of the proposals are not approved, none of the proposals will be enacted even though sufficient consents may have been received to approve a particular proposal. Only your latest dated consent counts.

     If you have any questions or require any assistance in executing or delivering your consent, please call our solicitors:

                           Beacon Hill Partners, Inc.
                           90 Broad Street, 20th Floor
                            New York, New York 10004
                                 (XXX) XXX-XXXX

                                   EXHIBIT A

                              SHARES HELD BY US AND
          OTHER PERSONS NOMINATED AS DIRECTORS BY THIS PROXY STATEMENT

     The following persons are the beneficial owners of Shares purchased and sold in open market transactions executed on the Nasdaq SmallCap Market since June 30, 1997 in the amount and on the dates set forth below:

William P. Hales

                  Purchase
   Date            or Sale             Number of Shares       Price Per Unit
   ----            -------             ----------------       --------------
  6/5/98          Purchase                    2,500                 $1.22
  6/10/98         Purchase                    6,400                  1.28
  8/21/98         Purchase                    5,000                  1.06
  2/4/99          Purchase                    2,000                  1.50
  3/25/99         Purchase                    2,500                  1.13
  5/28/99         Purchase                    5,000                   .88
  6/4/99          Purchase                    2,600                  1.30
  6/11/99         Purchase                   25,000                  1.13
  6/14/99         Purchase                    2,000                  1.19
  6/14/99         Purchase                   40,000                  1.06
  6/15/99         Purchase                   35,000                  1.03
  6/17/99         Purchase                   25,100                  1.17
  6/18/99         Purchase                   25,000                  1.06
  6/21/99         Purchase                   10,000                  1.25
  6/24/99         Purchase                    5,000                  1.19
  6/24/99         Purchase                    2,000                  1.25
  6/24/99         Purchase                    3,000                  1.09
  6/25/99         Purchase                    1,000                  1.19
  6/25/99         Purchase             49,500 warrants               0.19

Jerry L. Ruyan

                   Purchase
    Date            or Sale             Number of Shares         Price Per Unit
    ----            -------             ----------------         --------------
   7/29/97          Purchase                    5,000                     2.00
   7/29/97          Purchase                    5,000                     2.00
   8/8/97             Sale                      1,500                     1.88
   9/30/97          Purchase                    7,000                     2.00
   9/26/97          Purchase                   26,500                     1.96
   9/22/97          Purchase                    2,000                     1.94
   9/18/97          Purchase                   22,000                     1.89
   10/3/97          Purchase                    5,400                     2.00
   10/8/97          Purchase                    2,500                     2.00
   10/8/97          Purchase                    4,500                     2.00
   11/3/97            Sale                        500                     1.88
   11/3/97          Purchase                   72,727                  2.19(1)
   11/30/98         Purchase                    5,000                     0.94
   12/1/98          Purchase                    3,000                     0.94
   12/8/98          Purchase                    5,000                     0.88
   12/18/98         Purchase                   15,000                     0.77
   12/18/98         Purchase                   15,000                     0.77
   1/29/98            Sale                      2,000                     1.69
   12/31/98         Purchase                    5,000                     0.78
   3/25/99          Purchase                      500                     1.13
   3/25/99          Purchase                      500                     1.13
   3/26/99          Purchase                    4,000                     1.13
   3/26/99          Purchase                    5,000                     1.13
   6/17/99          Purchase                      400                     1.06
   6/17/99          Purchase                      500                     1.06
   6/17/99          Purchase                    2,000                     1.06

Thomas A. Donelan


                   Purchase
    Date            or Sale             Number of Shares         Price Per Unit
    ----            -------             ----------------         --------------
   6/14/99         Purchase                   100                    $1.03

Christopher P. Hendy


                   Purchase
    Date            or Sale             Number of Shares      Price Per Unit
    ----            -------             ----------------      --------------
 6/8/99            Purchase                    5,000              $1.00
 6/11/99           Purchase                    4,900               1.06
 6/11/99           Purchase                      100               1.03
 6/14/99           Purchase                    8,500               1.06
 6/15/99           Purchase                    1,000               1.06
 6/16/99           Purchase                    2,000               1.06
 6/18/99           Purchase                    3,500               1.06


Dr. Alan S. Cohen(2)

                   Purchase
    Date            or Sale             Number of Shares       Price Per Unit
    ----            -------             ----------------       --------------
  10/9/98          Purchase                   10,000               $0.84

     (1) Each unit purchased consisted of one share of Hemagen Common Stock and one warrant to purchase Hemagen Common Stock.

     (2) According to publicly-available information, this is the only transaction of Dr. Cohen's. In addition, according to publicly-available information, Dr. de Oliveira has not engaged in any transactions in Hemagen common stock.

                                  Consent Card

                            Hemagen Diagnostics, Inc.

               Consent of stockholders to action without a meeting
     This Consent is being solicited by William P. Hales and Jerry L. Ruyan

     The undersigned, a stockholder of record of Hemagen Diagnostics, Inc. (the "Company"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of Common Stock, par value $0.01 per share, of Hemagen held by the undersigned, to each of the following actions, which will occur in the order set forth in this Consent Card, without prior notice and without a vote, as more fully described in the consent statement, receipt of which is hereby acknowledged.


1. Classified Board Proposal: Amend the Bylaws to eliminate the classified Board of Directors of Hemagen, pursuant to the resolution set forth in the consent statement.

         CONSENT           CONSENT WITHHELD          ABSTAIN

     If no box is marked with respect to the Classified Board Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

2. Director Removal Proposal: Remove the current members of the Board of Directors of Hemagen other than the directors elected by this consent, pursuant to the resolution set forth in the consent statement.

         CONSENT           CONSENT WITHHELD          ABSTAIN

     If no box is marked with respect to the Director Removal Proposal, this Consent will be voted in favor of the removal of the directors of Hemagen as set forth above.

3. Director Vacancy Proposal: Amend the Bylaws to provide that Hemagen's stockholders may fill vacancies on the Board of Directors of Hemagen, pursuant to the resolution set forth in the consent statement.

         CONSENT           CONSENT WITHHELD          ABSTAIN

     If no box is marked with respect to the Director Vacancy Proposal, this Consent will be voted in favor of the amendment of the Bylaws as set forth above.

4. Director Election Proposal: Elect the following six persons listed below (the "Nominees") to fill the newly vacant directorships, pursuant to the resolution set forth in the consent statement:

          Jerry L. Ruyan, William P. Hales, Thomas A. Donelan, Christopher P. Hendy, Dr. Ricardo M.de Oliveira and Dr. Alan S. Cohen

         CONSENT           CONSENT WITHHELD          ABSTAIN

     To withhold consent to a proposed Nominee, specify the Nominee in the following space:

         -------------------------------------------------------------------

     If no box is marked above with respect to the Director Election Proposal, this Consent will be voted in favor of the election of all five Nominees.


5. Bylaw Proposal: Repeal any Bylaws adopted by the Board of Directors of Hemagen since January 1, 1998 (other than the Bylaws adopted by this consent), pursuant to the resolution set forth in the consent statement.

         CONSENT           CONSENT WITHHELD          ABSTAIN

     If no box is marked with respect to the Bylaw Proposal, this Consent will be voted in favor of the repeal of any Bylaws adopted since January 1, 1998 as set forth above.


6. Stock Option Proposal. Approve the grant of options to purchase 7.5% of the outstanding fully-diluted shares of Hemagen common stock at $____ per share to William P. Hales and 7.5% of the outstanding fully-diluted of Hemagen common stock at $____ per share to Redwood Holdings Inc., pursuant to the resolution set forth in the consent statement.

         CONSENT           CONSENT WITHHELD          ABSTAIN

     If no box is marked with respect to the Stock Option Proposal, this consent will be voted in favor of the approval of the stock option to Messrs. Hales and Ruyan.

                              PLEASE ACT PROMPTLY.

          IMPORTANT: THIS CONSENT MUST BE SIGNED AND DATED TO BE VALID.

         Dated: ____________________________ , 1999

         Signature: _______________________________

         Signature
         (if held jointly): __________________________

         Title or authority
         (if applicable): _________________________

     Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. The consent card votes all shares in all capacities.

                     PLEASE MARK, SIGN AND DATE THIS CONSENT
              BEFORE MAILING THE CONSENT IN THE ENCLOSED ENVELOPE.